Exhibit 99.1

VistaGen Therapeutics Receives European Patent Office Notice of Intention to Grant European Patent for AV-101

South San Francisco, CA (March 29, 2017) – VistaGen Therapeutics Inc. (NASDAQ: VTGN), a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system (CNS) disorders, announced today that the European Patent Office (EPO) has issued a Notice of Intention to Grant the Company’s European Patent Application for AV-101, its oral CNS prodrug candidate in Phase 2 development for major depressive disorder (MDD). The granted claims covering multiple dosage forms of AV-101, treatment of depression and reduction of dyskinesias associated with L-DOPA treatment of Parkinson’s disease will be in effect until at least January 2034.

“We are extremely pleased to receive the EPO’s notice of intention to grant significant CNS-related patent claims for AV-101, another substantial step forward in our plan to secure a broad spectrum of intellectual property protection for AV-101 covering multiple CNS indications,” stated Shawn Singh, Chief Executive Officer of VistaGen.

About AV-101
AV-101 (4-CI-KYN) is an oral CNS prodrug candidate in Phase 2 development in the U.S. as a new generation treatment for major depressive disorder (MDD). AV-101 also has broad potential utility in several other CNS disorders, including chronic neuropathic pain and epilepsy, as well as neurodegenerative diseases, such as Parkinson's disease and Huntington's disease.

AV-101 is currently being evaluated in a Phase 2 monotherapy study in MDD, a study being fully funded by the U.S. National Institute of Mental Health (NIMH) and conducted by Dr. Carlos Zarate Jr., Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the NIMH, as Principal Investigator.

VistaGen is preparing to advance AV-101 into a 180-patient, U.S. multi-center, Phase 2 adjunctive treatment study in MDD patients with an inadequate response to standard FDA-approved antidepressants, with Dr. Maurizio Fava of Harvard University as Principal Investigator.

About VistaGen
VistaGen Therapeutics, Inc. (NASDAQ: VTGN), is a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system (CNS) disorders. VistaGen’s lead CNS product candidate, AV-101, is a new generation oral antidepressant drug candidate in Phase 2 development for major depressive disorder (MDD). AV-101's mechanism of action is fundamentally differentiated from all FDA-approved antidepressants and atypical antipsychotics used adjunctively to treat MDD, with potential to drive a paradigm shift towards a new generation of safer and faster-acting antidepressants. AV-101 is currently being evaluated by the U.S. National Institute of Mental Health (NIMH) in a Phase 2 monotherapy study in MDD being fully funded by the NIMH and conducted by Dr. Carlos Zarate Jr., Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the NIMH. VistaGen is preparing to launch a 180-patient Phase 2 study of AV-101 as an adjunctive treatment for MDD patients with inadequate response to standard, FDA-approved antidepressants. Dr. Maurizio Fava of Harvard University will be the Principal Investigator of the Company’s Phase 2 adjunctive treatment study. AV-101 may also have the potential to treat multiple CNS disorders and neurodegenerative diseases in addition to MDD, including chronic neuropathic pain, epilepsy, Parkinson’s disease and Huntington’s disease, where modulation of the NMDAR, AMPA pathway and/or key active metabolites of AV-101 may achieve therapeutic benefit.

VistaStem Therapeutics is VistaGen’s wholly owned subsidiary focused on applying human pluripotent stem cell technology, internally and with collaborators, to discover, rescue, develop and commercialize proprietary new chemical entities (NCEs), including small molecule NCEs with regenerative potential, for CNS and other diseases, and cellular therapies involving stem cell-derived blood, cartilage, heart and liver cells. In December 2016, VistaGen exclusively sublicensed to BlueRock Therapeutics LP, a next generation regenerative medicine company established by Bayer AG and Versant Ventures, rights to certain proprietary technologies relating to the production of cardiac stem cells for the treatment of heart disease.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the successful launch, continuation and results of the NIMH’s Phase 2 (monotherapy) and/or the Company’s planned Phase 2 (adjunctive therapy) clinical studies of AV-101 in MDD, and other CNS diseases and disorders, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the development activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com

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